.

Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2025 Earnings

o
Total sales grew 7% and comparable store sales increased 1%
o
Net income was $105 million, and diluted EPS was $1.63
o
Excluding certain expenses associated with bankruptcy acquired leases:
▪
Adjusted EBIT margin increased 60 basis points
▪
Adjusted EPS increased 16% to $1.80
o
Increasing full year Adjusted EPS guidance to $9.69 to $9.89; guidance excludes anticipated expenses associated with bankruptcy acquired leases

BURLINGTON, New Jersey; November 25, 2025 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the third quarter ended November 1, 2025.

Michael O’Sullivan, CEO, stated, “Total sales increased 7% in the third quarter, while comparable store sales increased 1%. Traffic to our stores fell off significantly after the back-to-school period driven by unseasonably warm temperatures in our major markets. Our comp trend then picked up to mid-single-digits in mid-October once the weather cooled, and that strong trend has continued through the first three weeks of November.”

Mr. O’Sullivan continued, “We were very pleased with our strong margin and earnings performance in the third quarter. We achieved an Adjusted EBIT margin increase versus last year of 60 basis points and grew Adjusted EPS by 16%. Our merchandising and operating teams did an outstanding job mitigating the negative margin impact from tariffs. We are passing along all of this third quarter upside to our full year 2025 earnings guidance.”

Mr. O’Sullivan went on, “Based on our favorable margin and expense trends, we are also raising our earnings guidance for the fourth quarter. This is driving an additional increase in our full year 2025 earnings guidance. Although we are pleased with our recent comp trends, in the coming weeks we will be up against strong comparisons from last year, so at this point we are maintaining our previously issued 0% to 2% fourth quarter comp guidance.”

Mr. O’Sullivan concluded, “Stepping back and looking at the longer-term drivers of our business, we are very pleased with our new store opening program and performance, our weather adjusted comp growth, and the rapid progress we are making in expanding our margin. As discussed previously, we expect our operating income to grow to approximately $1.6B by 2028. At this point, we are tracking very well against this earnings target.”

Fiscal 2025 Third Quarter Operating Results

•
Total sales increased 7% compared to the third quarter of Fiscal 2024 to $2,706 million, while comparable store sales increased 1% compared to the third quarter of Fiscal 2024.

•
Gross margin rate as a percentage of net sales was 44.2% vs. 43.9% for the third quarter of Fiscal 2024, an increase of 30 basis points. Merchandise margin expanded by 10 basis points, while freight expense improved 20 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $214 million vs. $209 million in the third quarter of Fiscal 2024, decreasing 40 basis points as a percentage of net sales. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 35.0% as a percentage of net sales vs. 35.4% in the third quarter of Fiscal 2024, a decrease of 40 basis points. Adjusted SG&A, excluding $11 million of expenses associated with bankruptcy acquired leases in the third quarter of Fiscal 2025, was 26.7% as a percentage of net sales vs. 26.9% in the third quarter of Fiscal 2024, a decrease of 20 basis points.
•
The effective tax rate was 24.1% vs. 23.2% in the third quarter of Fiscal 2024. The Adjusted Effective Tax Rate was 24.1% vs. 23.5% in the third quarter of Fiscal 2024.
•
Net income was $105 million, or $1.63 per share vs. $91 million, or $1.40 per share for the third quarter of Fiscal 2024. Adjusted Net Income was $116 million, or $1.80 per share, vs. $100 million, or $1.55 per share for the third quarter of Fiscal 2024, excluding $8 million of expenses, net of tax, associated with bankruptcy acquired leases for the third quarter of Fiscal 2025.
•
Diluted weighted average shares outstanding amounted to 64.1 million during the quarter compared with 64.6 million during the third quarter of Fiscal 2024.
•
Adjusted EBITDA was $266 million vs. $229 million in the third quarter of Fiscal 2024, excluding $11 million of expenses associated with bankruptcy acquired leases in the third quarter of Fiscal 2025, an increase of 80 basis points as a percentage of sales. Adjusted EBIT was $167 million vs. $141 million in the third quarter of Fiscal 2024, excluding $11 million of expenses associated with bankruptcy acquired leases in the third quarter of Fiscal 2025, an increase of 60 basis points as a percentage of sales.

First Nine Months of Fiscal 2025 Results

•
Total sales increased 8% compared to the first nine months of Fiscal 2024. Net income increased 23% compared to the same period in Fiscal 2024 to $300 million, or $4.68 per share vs. $3.77 per share in the prior period. Adjusted EBIT, excluding $28 million and $9 million, respectively, of expenses associated with bankruptcy acquired leases, was $481 million vs. $395 million in the first nine months of Fiscal 2024, an increase of 70 basis points as a percentage of sales. Adjusted Net Income, excluding $21 million and $7 million, respectively, of expenses, net of tax, associated with bankruptcy acquired leases, was $332 million, or $5.19 per share, vs. $271 million, or $4.21 per share for the first nine months of Fiscal 2024.

Inventory

•
Merchandise inventories were $1,658 million vs. $1,441 million at the end of the third quarter of Fiscal 2024, a 15% increase, while comparable store inventories decreased 2% compared to the third quarter of Fiscal 2024. Reserve inventory was 35% of total inventory at the end of the third quarter of Fiscal 2025 compared to 32% at the end of the third quarter of Fiscal 2024. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the third quarter of Fiscal 2025 with $1,532 million in liquidity, comprised of $584 million in unrestricted cash and $948 million in availability on its ABL facility.
•
The Company ended the third quarter with $2,035 million in outstanding total debt, including $1,723 million on its Term Loan facility, $297 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the third quarter of Fiscal 2025 the Company repurchased 213,972 shares of its common stock under its share repurchase program for $61 million. As of the end of the third quarter of Fiscal 2025, the Company had $444 million remaining on its current share repurchase program authorization.

Outlook

For the full Fiscal Year 2025 (the 52-weeks ending January 31, 2026), the Company now expects:

•
Total sales to increase by approximately 8% on top of the 11% increase for the 52-weeks ended February 1, 2025; this assumes comparable store sales will increase in the range of 1% to 2%, on top of the 4% increase for the 52-weeks ended February 1, 2025;
•
Capital expenditures, net of landlord allowances, to be approximately $950 million;
•
To open 104 net new stores;
•
Depreciation and amortization to be approximately $395 million;
•
Adjusted EBIT margin to increase in the range of 60 to 70 basis points versus the 52-weeks ended February 1, 2025; excludes $34 million of anticipated expenses associated with bankruptcy acquired leases in Fiscal 2025 and $16 million incurred in Fiscal 2024;
•
Net interest expense to be approximately $50 million;
•
An Adjusted Effective Tax Rate of approximately 25%; and
•
Adjusted EPS in the range of $9.69 to $9.89, as compared to $8.35 of Adjusted EPS last year; excludes $26 million, net of tax, of anticipated expenses associated with bankruptcy acquired leases in Fiscal 2025 and $12 million incurred in Fiscal 2024. This assumes a fully diluted share count of approximately 64 million shares.

For the fourth quarter of Fiscal 2025 (the 13 weeks ending January 31, 2026), the Company now expects:

•
Total sales to increase in the range of 7% to 9%; this assumes comparable store sales will increase in the range of 0% to 2% versus the fourth quarter of Fiscal 2024;
•
Adjusted EBIT margin to increase 30 to 50 basis points versus the fourth quarter of Fiscal 2024; excludes approximately $7 million of anticipated expenses associated with bankruptcy acquired leases in the fourth quarter of Fiscal 2025 and $5 million incurred in the prior period;
•
An effective tax rate of approximately 26%; and
•
Adjusted EPS in the range of $4.50 to $4.70, as compared to $4.13 in Adjusted EPS last year; excludes $5 million of anticipated expenses, net of tax, associated with bankruptcy acquired leases in the fourth quarter of Fiscal 2025 and $4 million incurred in the prior period.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted Operating Income), Adjusted EBIT Margin (or Adjusted Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Third Quarter 2025 Conference Call

The Company will hold a conference call on November 25, 2025, at 8:30 a.m. ET to discuss the Company’s third quarter results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 3794296) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on November 25, 2025 beginning at 11:30 a.m. ET through December 2, 2025 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 3794296.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2024 net sales of $10.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 1,211 stores as of the end of the third quarter of Fiscal 2025, in 46 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, high-quality branded merchandise at up to 60% off other retailers' prices, including fashion-focused women’s apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our long-term prospects and the external environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet evolving regulatory requirements and stakeholder expectations regarding environmental, social or governance matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties at our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, and as further updated under the heading “Risk Factors” in our subsequent Quarterly Reports on Form 10-Q. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024
REVENUES:
Net sales	$2,706,003	$2,526,174	$7,907,104	$7,344,685
Other revenue	4,437	4,522	12,427	13,081
Total revenue	2,710,440	2,530,696	7,919,531	7,357,766
COSTS AND EXPENSES:
Cost of sales	1,509,853	1,418,143	4,434,573	4,156,989
Selling, general and administrative expenses	947,518	893,092	2,765,507	2,582,299
Costs related to debt amendments	—	4,553	112	4,553
Depreciation and amortization	99,283	87,470	285,876	256,094
Impairment charges - long-lived assets	3,786	3,044	5,881	11,254
Other income - net	(2,309)	(5,874)	(9,326)	(12,028)
Loss on extinguishment of debt	—	1,412	—	1,412
Interest income	(4,904)	(6,951)	(13,737)	(21,151)
Interest expense	19,154	17,769	52,391	51,000
Total costs and expenses	2,572,381	2,412,658	7,521,277	7,030,422
Income before income tax expense	138,059	118,038	398,254	327,344
Income tax expense	33,309	27,441	98,487	84,473
Net income	$104,750	$90,597	$299,767	$242,871

Diluted net income per common share	$1.63	$1.40	$4.68	$3.77

Weighted average common shares - diluted	64,068	64,619	64,027	64,395

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	November 1,	February 1,	November 2,
	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$584,079	$994,698	$857,800
Accounts receivable—net	116,223	88,079	102,872
Merchandise inventories	1,658,435	1,250,775	1,440,695
Assets held for disposal	3,364	32,193	32,444
Prepaid and other current assets	299,925	263,058	256,609
Total current assets	2,662,026	2,628,803	2,690,420
Property and equipment—net	2,938,985	2,369,720	2,109,025
Operating lease assets	3,638,825	3,386,852	3,264,632
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	2,312	2,248	2,131
Other assets	69,506	97,726	91,588
Total assets	$9,596,718	$8,770,413	$8,442,860

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,118,350	$1,038,148	$1,101,920
Current operating lease liabilities	405,330	406,891	401,840
Other current liabilities	659,563	656,581	626,860
Current maturities of long term debt	19,953	170,891	170,823
Total current liabilities	2,203,196	2,272,511	2,301,443
Long term debt	2,015,471	1,539,918	1,542,712
Long term operating lease liabilities	3,504,001	3,253,825	3,124,116
Other liabilities	74,303	74,402	74,091
Deferred tax liabilities	272,238	259,261	254,011
Stockholders' equity	1,527,509	1,370,496	1,146,487
Total liabilities and stockholders' equity	$9,596,718	$8,770,413	$8,442,860

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	November 1,	November 2,
	2025	2024
OPERATING ACTIVITIES
Net income	$299,767	$242,871
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	285,876	256,094
Deferred income taxes	23,337	25,094
Loss on extinguishment of debt	—	1,412
Non-cash stock compensation expense	81,693	69,296
Non-cash lease expense	(2,687)	(4,891)
Cash received from landlord allowances	31,094	9,253
Changes in assets and liabilities:
Accounts receivable	(28,400)	(29,120)
Merchandise inventories	(407,660)	(352,854)
Accounts payable	78,282	163,738
Other current assets and liabilities	(62,584)	(63,009)
Long term assets and liabilities	(5,153)	376
Other operating activities	299	1,952
Net cash provided by operating activities	293,864	320,212
INVESTING ACTIVITIES
Cash paid for property and equipment	(842,195)	(527,065)
Lease acquisition costs	(23,338)	(9,306)
Net proceeds from sale of property and equipment and assets held for sale	27,720	485
Net cash used in investing activities	(837,813)	(535,886)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	150,000	—
Principal payments on long term debt—ABL Line of Credit	(150,000)	—
Proceeds from long term debt—Term Loan Facility	495,000	605,843
Principal payments on long term debt—Term Loan Facility	(11,888)	(299,472)
Principal payment on long term debt—2025 Convertible Notes	(156,158)	—
Purchase of treasury shares	(218,199)	(194,200)
Other financing activities	24,575	35,944
Net cash provided by financing activities	133,330	148,115
Decrease in cash and cash equivalents	(410,619)	(67,559)
Cash and cash equivalents at beginning of period	994,698	925,359
Cash and cash equivalents at end of period	$584,079	$857,800

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) costs related to debt amendments; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual or non-recurring expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) depreciation and amortization; (vi) net favorable lease costs (viii) impairment charges; (ix) amounts related to certain litigation matters; and (x) other unusual or non-recurring expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Income) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual or non-recurring expenses, losses, charges or gains.

Adjusted EBIT Margin (or Adjusted Operating Margin) is defined as Adjusted EBIT divided by net sales.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (g) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT (or Adjusted Operating Income), Adjusted EBIT Margin (or Adjusted Operating Margin), Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024

Reconciliation of net income to Adjusted Net Income:
Net income	$104,750	$90,597	$299,767	$242,871
Net favorable lease costs (a)	1,891	2,851	5,961	8,959
Loss on extinguishment of debt (d)	—	1,412	—	1,412
Costs related to debt amendments (b)	—	4,553	112	4,553
Impairment charges - long-lived assets	3,786	3,044	5,881	11,254
Litigation matters (c)	(2,079)	600	4,255	2,525
Tax effect (e)	(890)	(3,162)	(4,179)	(7,379)
Adjusted Net Income	$107,458	$99,895	$311,797	$264,195
Diluted weighted average shares outstanding (f)	64,068	64,619	64,027	64,395
Adjusted Earnings per Share	$1.68	$1.55	$4.87	$4.10

The following table shows the Company’s reconciliation of net income to Adjusted EBIT and Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024

Reconciliation of net income to Adjusted EBIT and Adjusted EBITDA:
Net income	$104,750	$90,597	$299,767	$242,871
Interest expense	19,154	17,769	52,391	51,000
Interest income	(4,904)	(6,951)	(13,737)	(21,151)
Net favorable lease costs (a)	1,891	2,851	5,961	8,959
Loss on extinguishment of debt (d)	—	1,412	—	1,412
Costs related to debt amendments (b)	—	4,553	112	4,553
Impairment charges - long-lived assets	3,786	3,044	5,881	11,254
Litigation matters (c)	(2,079)	600	4,255	2,525
Income tax expense	33,309	27,441	98,487	84,473
Adjusted EBIT	155,907	141,316	453,117	385,896
Depreciation and amortization	99,283	87,470	285,876	256,094
Adjusted EBITDA	$255,190	$228,786	$738,993	$641,990

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024
Reconciliation of SG&A to Adjusted SG&A:
SG&A	$947,518	$893,092	$2,765,507	$2,582,299
Net favorable lease costs (a)	(1,891)	(2,851)	(5,961)	(8,959)
Product sourcing costs	(213,986)	(209,307)	(619,784)	(583,523)
Litigation matters (c)	2,079	(600)	(4,255)	(2,525)
Adjusted SG&A	$733,720	$680,334	$2,135,507	$1,987,292

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024

Effective tax rate on a GAAP basis	24.1%	23.2%	24.7%	25.8%
Adjustments to arrive at Adjusted Effective Tax Rate (g)	—	0.3	0.1	—
Adjusted Effective Tax Rate	24.1%	23.5%	24.8%	25.8%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Fiscal Year Ended
	February 1, 2025	February 1, 2025
Reconciliation of net income to Adjusted Net Income:
Net income	$260,767	$503,639
Net favorable lease costs (a)	2,230	11,189
Loss on extinguishment of debt (d)	—	1,412
Costs related to debt amendments (b)	—	4,553
Impairment charges	1,667	12,921
Litigation matters (c)	—	2,525
Tax effect (e)	(921)	(8,298)
Adjusted Net Income	$263,743	$527,941
Diluted weighted average shares outstanding (f)	64,814	64,595
Adjusted Earnings per Share	$4.07	$8.17

(a)
Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.
(b)
Fiscal 2025 amount relates to the settlement of the 2025 Convertible Notes during the first quarter of Fiscal 2025. Fiscal 2024 amounts relate to the September 2024 extension and upsizing of the Term Loan Facility in the third quarter of Fiscal 2024.
(c)
Relates to the final settlements and amounts charged for certain litigation matters.
(d)
Relates to the partial write-off of the original issue discount and deferred debt costs related to the September 2024 extension and upsize of the Term Loan Facility.
(e)
Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).
(f)
Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.
(g)
Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.